UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 12, 2012 at 9:00 a.m., local time, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, for the following purposes:

1.	to elect eight directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;
3.	to conduct an advisory vote on executive compensation;
4.	to conduct an advisory vote on the preferred frequency of conducting future advisory votes on executive compensation; and
5.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 23, 2011 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,

Steve Armstrong
Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 2, 2011

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 12, 2012.

Our Proxy Statement and Annual Report are available online at:
https://materials.proxyvote.com/553530

75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 12, 2012

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2012 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the Securities and Exchange Commission’s “notice and access” rule that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery will expedite the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 2, 2011, we mailed to our shareholders of record at the close of business on November 23, 2011, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials which includes the notice of annual meeting, this proxy statement, our 2011 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions.

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747.

When and where is the annual meeting?

Our 2012 annual meeting of shareholders will be held at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, on January 12, 2012 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect eight directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;
•	to conduct an advisory vote on executive compensation;
•	to conduct an advisory vote on the preferred frequency of conducting future advisory votes on executive compensation; and
•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement and “1 YEAR”, on an advisory basis, as the preferred frequency of conducting future advisory votes on executive compensation.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on November 23, 2011, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 46,808,225 shares of our Class A common stock and 16,300,474 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Shareholder Services.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 is the only routine matter being considered at the 2012 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections, on the advisory vote on executive compensation or on the advisory vote on the preferred frequency of conducting future advisory votes on executive compensation.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. The approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 and the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement each requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. For the advisory vote on the preferred frequency of conducting future advisory votes on executive compensation, the option (one year, two years or three years) that receives the greatest number of votes cast in person or by proxy at the annual meeting will be considered the frequency preferred by our shareholders. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of the Class A common stock and the Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2012 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are provided in the Notice of Internet Availability and the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all eight of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement and “1 YEAR”, on an advisory basis, as the preferred frequency of conducting future advisory votes on executive compensation).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the foregoing notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person, even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and employees of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Eight directors will be elected at our 2012 annual meeting of shareholders for a term of one year expiring at the 2013 annual meeting, and will serve until their respective successors shall have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Qualifications of Directors and Nominees

We are one of the largest direct marketers and distributors of a broad range of metalworking and maintenance, repair and operations (MRO) products to customers throughout the United States. We operate primarily in the United States, with customers in all 50 states, through a network of five customer fulfillment centers and 105 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ MRO needs. We believe we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior corporate officers of large public companies, and in the areas of investment banking, accounting and business consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board.

Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	63	March 2010
Roger Fradin	President and Chief Executive Officer of Automation and Control Solutions Division of Honeywell International Inc.	58	July 1998
Erik Gershwind	President and Chief Operating Officer of the company	40	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	58	January 2009
Mitchell Jacobson	Chairman of the Board of the company	60	October 1995
Denis Kelly	Managing Partner of Scura Partners Securities LLC	62	April 1996
Philip Peller	Independent Director; Retired Partner of Arthur Andersen LLP	72	April 2000
David Sandler	Chief Executive Officer of the company	54	June 1999

Jonathan Byrnes has been Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management, he has taught programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility. Dr. Byrnes was elected by the Board to serve as a director of the company in March 2010.

Dr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Dr. Byrnes provides our Board with key perspectives relating to the company’s operations and business strategy.

Roger Fradin has served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. since June 2002. Previously, from 2000 until June 2002, he was President of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to the company’s customer base.

Erik Gershwind was appointed our President and Chief Operating Officer in October 2011 and elected by the Board to serve as a director in October 2010. Mr. Gershwind previously served as our Executive Vice President and Chief Operating Officer from October 2009 until October 2011. Prior to that, Mr. Gershwind was our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, E-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

On October 21, 2010, the company announced a management succession plan pursuant to which Mr. Sandler will continue in his current role through December 31, 2012, or no later than December 31, 2013 as determined by the Board, and then serve as Vice Chairman of the Board for four years. Mr. Gershwind has been identified by the Board as the successor to Mr. Sandler as our Chief Executive Officer. Mr. Gershwind was appointed to the Board in connection with the management succession plan. Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. He brings critical perspectives to our Board on the company’s strategic direction and growth strategy.

Louise Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Previously, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser is also a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Mitchell Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005. Mr. Jacobson is a director of HD Supply, Inc.

Mr. Jacobson has been instrumental to the company’s past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Denis Kelly is a Managing Partner of Scura Partners Securities LLC, a private investment banking firm. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly is also a director and a member of the Audit Committee of Kenneth Cole Productions, Inc., a director of Plymouth Financial Company, Inc. and Chairman of the Board of Directors of Ashburn Hill Corporation.

Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with Mr. Kelly’s service on other public and private boards of directors provides the Board with expertise in finance, business development and corporate governance.

Philip Peller was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice. Mr. Peller is a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc. Mr. Peller has served as our Lead Director since December 2007.

Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as the Board’s Audit Committee financial expert, as defined in applicable SEC rules.

David Sandler has served as our Chief Executive Officer since November 2005. Mr. Sandler also served as our President from November 2003 to October 2011 and our Chief Operating Officer from November 2000 to November 2005. From May 1999 to November 2003, he served as our Executive Vice President. In June 1999, he was also appointed as a member of our Board. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler

joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Mr. Sandler’s long service with the company, extensive leadership and management experience in our operations provide invaluable perspective to the Board. In addition, as our Chief Executive Officer, Mr. Sandler provides an important perspective in Board discussions about the business and strategic direction of our company.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Chairman of the Board, and the son of Marjorie Gershwind, Mr. Jacobson’s sister. Mr. Jacobson and Ms. Gershwind are also principal shareholders of the company. There are no other family relationships among any of our directors or executive officers.

The Board recommends a vote “FOR”
the re-election of each of Ms. Goeser and Messrs. Byrnes, Fradin, Gershwind, Jacobson, Kelly,
Peller and Sandler.

Proxies received in response to this solicitation
will be so voted unless otherwise specified in the proxy.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section 1.1 of our Corporate Governance Guidelines, a copy of which is available on the Corporate Governance webpage of our website at www.mscdirect.com. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis, and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer of the company. In addition, the Board considered that Ms. Goeser is a director of PPL Corporation, which is also one of our customers. Sales to such companies were made in the ordinary course of business and amounted to significantly less than 1% of the company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc., which is a customer and supplier of the company. Sales to and purchases from Honeywell were made in the ordinary course of business and amounted to significantly less than 1% of the recipient company’s gross revenues during its most recent fiscal year.

Committees and Meetings of the Board

Our Board held five meetings during the last fiscal year. Each of the directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served.

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors attended the annual meeting held on January 13, 2011, either in person or by telephone.

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes	X	X	X
Roger Fradin	X	X	X
Erik Gershwind
Louise Goeser	X	X	X
Mitchell Jacobson
Denis Kelly	X	X*	X*
Philip Peller	X*	X	X
David Sandler

*	Committee Chair

Audit Committee

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom the Board has determined to be independent under both the rules of the Securities and Exchange Commission, which we refer to as the SEC, and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. The Board has determined that Mr. Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The purpose of the Audit Committee is:

•	to assist Board oversight of (i) the preparation and integrity of our financial statements; (ii) our compliance with our ethics policies and legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications, performance and independence; and (iv) the performance of our internal audit function; and
•	to prepare an annual Audit Committee report to be included in our annual proxy statement.

The Audit Committee is directly responsible for appointing and terminating our independent registered public accounting firm and for recommending to our Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC. See the section entitled “Audit Committee Report” beginning on page 22 of this proxy statement for additional information. The Audit Committee also undertakes an annual evaluation of its performance.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes. The Audit Committee met five times during the fiscal year ended August 27, 2011.

We do not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of our Audit Committee may serve. However, if a member of our Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, our Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee. Any such determination will be disclosed on the Corporate Governance page of our website at www.mscdirect.com or in our annual proxy statement.

Compensation Committee

Responsibilities and Meetings

Our Board has a standing Compensation Committee currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. The Compensation Committee is responsible for:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating our Chief Executive Officer’s performance in light of those goals and objectives;
•	determining and approving our Chief Executive Officer’s compensation level based on their evaluation of his performance;
•	setting the compensation levels of all of our other executive officers, including with respect to incentive compensation plans and equity-based plans of the company;
•	recommending to our Board the compensation of our non-employee directors; and
•	preparing a Compensation Committee report on executive compensation to be included in our annual proxy statement.

The Compensation Committee also administers our equity incentive plans and undertakes an annual evaluation of its performance.

The Compensation Committee has adopted a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Compensation Committee met seven times during the fiscal year ended August 27, 2011.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2005 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan. However, as a matter of policy, the Compensation Committee authorizes all grants of equity awards under the 2005 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, and David Sandler, our Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson also provides input on Mr. Sandler’s compensation. Our Executive Vice President, Human Resources, Ms. Eileen McGuire, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-employee director compensation. Both Ms. McGuire and Mr. Sandler regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2010 and 2011, the committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-employee director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of the company. The Compensation Committee considers, but is not bound by, the consultant’s proposals and recommendations with respect to executive and non-employee director compensation.

Compensation Committee Interlocks and Insider Participation

During our 2011 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee was, during or prior to fiscal year 2011, an officer of the company or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Our Board has a standing Nominating and Corporate Governance Committee comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;
•	recommending to our Board nominees for membership on our Board;
•	developing and recommending to our Board corporate governance principles applicable to the company;
•	reviewing and approving any related party transaction proposed to be entered into and if appropriate, ratifying any such transaction previously commenced and ongoing; and
•	overseeing the evaluation of our Board and our management.

Only those candidates nominated by the Nominating and Corporate Governance Committee will be considered as nominees for our Board. The Nominating and Corporate Governance Committee undertakes an annual evaluation of its performance.

The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. The Nominating and Corporate Governance Committee met five times during the fiscal year ended August 27, 2011.

Executive Sessions of the Independent Directors; Board Leadership Structure and Role in Risk Oversight

Our Board currently consists of eight directors, each of whom, other than Messrs. Gershwind, Jacobson and Sandler, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our Chief Executive Officer since November 2005 and as a member of our Board since June 1999. Mr. Gershwind, who is our President and Chief Operating Officer and one of our directors, has been identified by the Board as the successor to Mr. Sandler as our Chief Executive Officer. Mr. Jacobson, who is one of our principal shareholders, has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler. The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for the company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated. Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for the company and for providing the day-to-day leadership over the company’s operations, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews the company’s major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management the company’s major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for the company’s overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at www.mscdirect.com.

Non-Employee Director Stock Ownership Guidelines

To more closely align the interests of our non-employee directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our non-employee directors on November 15, 2011. The ownership guidelines provide for each of our non-employee directors to own a minimum number of shares having a value equal to five times his or her base annual retainer, or $210,000. All shares held by our non-employee directors, including unvested restricted shares, count toward this guideline. The guidelines provide for our non-employee directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected. Once a non-employee director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If a non-employee director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our non-employee directors are in compliance with their current stock ownership guidelines.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and employees. The Code of Ethics and the Code of Business Conduct are available on the Corporate Governance page of our website at www.mscdirect.com. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

•	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;
•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and the contributions that the existing director brings to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of the company’s securities by the nominee;

•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Vice President, General Counsel and Corporate Secretary and forwarded to Mr. Kelly, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Executive Officers

The following individuals are the executive officers of the company as of December 2, 2011:

Name of Officer	Position	Age	Executive Officer Since
Mitchell Jacobson	Chairman of the Board	60	October 1995
David Sandler	Chief Executive Officer	54	January 1998
Erik Gershwind	President and Chief Operating Officer	40	December 2005
Steve Armstrong	Vice President, General Counsel and Corporate Secretary	53	October 2008
Charles Bonomo	Senior Vice President and Chief Information Officer	46	July 2007
Shelley Boxer	Vice President, Finance and Accounting	64	October 1995
Thomas Cox	Executive Vice President, Sales	50	June 2000
Christopher Davanzo	Vice President of Finance and Corporate Controller	48	October 2010
Douglas Jones	Executive Vice President, Global Supply Chain Operations	47	December 2005
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer	52	April 2011
Eileen McGuire	Executive Vice President, Human Resources	46	December 2005

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 7 of this proxy statement for the biographical data for Messrs. Jacobson, Sandler and Gershwind.

Steve Armstrong was appointed our Vice President, General Counsel and Corporate Secretary in October 2008. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings and Baker and Hostetler.

Charles Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011. Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011. From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Shelley Boxer was appointed our Vice President, Finance and Accounting in 2000. Previously, Mr. Boxer was our Vice President and Chief Financial Officer from 1995 until June 2000. From June 1993 to October 1995, he served as Chief Financial Officer of Sid Tool. From 1992 to 1993, Mr. Boxer was the Vice President and Chief Financial Officer of Joyce International, Inc., a distribution and manufacturing company. From 1987 to 1992, he was the Executive Vice President and Chief Financial Officer of Kinney Systems, an automobile parking facility and real estate company.

Thomas Cox was appointed our Executive Vice President, Sales in December 2005. Previously, he served as our Senior Vice President from April 2000 to November 2005 and as our Vice President of the North Region from October 1999 to March 2000. Mr. Cox joined the company in September 1997 as a Director in the sales organization. Prior to joining the company, he spent ten years, beginning in 1985, in the United States and Europe with TNT Express Worldwide, an international transportation company. Mr. Cox was responsible for Worldwide Sales and Marketing based in Europe for several years, and he also held the position of President of the Americas. After leaving TNT Express Worldwide, he served as President of his own transportation business, MailNet, with offices in the United States and overseas.

Christopher Davanzo was appointed as an executive officer in October 2010 and serves as our Vice President of Finance and Corporate Controller, a position he has held since he joined the company in 2006. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions at companies including KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Douglas Jones was appointed our Executive Vice President, Global Supply Chain Operations in October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 and our Senior Vice President of Logistics from December 2005. Mr. Jones joined the company in July 2001, as Vice President of Fulfillment. Prior to joining the company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the Management Team at McMaster-Carr Supply Company, based in Chicago. During his ten-year tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in Fulfillment, Finance, Purchasing and Inventory Management.

Jeffrey Kaczka was appointed our Executive Vice President and Chief Financial Officer in April 2011. From February 2008 to June 2009, Mr. Kaczka served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company. From April 2001 to June 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products. Prior to that, Jeffrey held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc. Mr. Kaczka began his career at General Electric, where he spent 14 years, moving through its Financial Management Program and progressing through financial positions at several GE operations.

Eileen McGuire was appointed our Executive Vice President, Human Resources in October 2011. Ms. McGuire previously served as our Senior Vice President, Human Resources from December 2005 until October 2011. Previously, in June 1999, she was promoted to Vice President of Human Resources and, in May 1996, was appointed director of Human Resources. Ms. McGuire joined our predecessor company, Sid

Tool, in 1983, and during her tenure, she has had many cross-functional roles throughout the company, including Distribution, Operational Accounting, Inside Sales, Field and Branch Operations, Call Center Management and Corporate Training.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended August 27, 2011.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 27, 2011 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,697,000	$44.17	2,794,000	(1)
Associate Stock Purchase Plan	—	—	265,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,697,000	$44.17	3,059,000

(1)	Represents shares available for future issuance under our 2005 Omnibus Incentive Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2012. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in the company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 27, 2011 and August 28, 2010, Ernst & Young LLP billed us the following fees for their services. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2011	2010
Audit fees(1)	$725,840	$704,100
Audit-related fees(2)	$302,593	$43,500
Tax fees(3)	$68,128	$31,370
All other fees(4)	—	—
Total	$1,096,561	$778,970

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was advice on compliance with financial accounting and reporting standards, the audit of our 401(k) plan, other advice and services provided in connection with our equity compensation plans, consultations on compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and due diligence services in connection with acquisitions.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance, state and local tax consultation and tax planning related to capital gains.
(4)	Consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services.

Audit Committee Pre-Approval Policy

The Audit Committee shall pre-approve all audit and non-audit services provided by our independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

Proxies received by the Board will be so voted
unless a contrary choice is specified in the proxy.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of our website at www.mscdirect.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the requirements of the New York Stock Exchange listing standards. The current members of the committee are Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 27, 2011, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3800T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2011 and fiscal year 2010 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 27, 2011, which was filed with the SEC on October 26, 2011.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Denis Kelly

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Philip Peller

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses on compensation and practices relating to the named executive officers for our 2011 fiscal year.

Name	Position
Mitchell Jacobson	Chairman of the Board
David Sandler	Chief Executive Officer(1)
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer(2)
Erik Gershwind	President and Chief Operating Officer(3)
Thomas Cox	Executive Vice President, Sales
Charles Boehlke	Former Executive Vice President and Chief Financial Officer(4)

(1)	Mr. Sandler previously served as our President and Chief Executive Officer from November 2005 until Mr. Gershwind was appointed as our President and Chief Operating Officer, effective October 21, 2011.
(2)	Mr. Kaczka was appointed as our Executive Vice President and Chief Financial Officer, effective April 8, 2011.
(3)	Mr. Gershwind previously served as our Executive Vice President and Chief Operating Officer from October 2009 until he was appointed as our President and Chief Operating Officer, effective October 21, 2011.
(4)	Mr. Boehlke retired as our Executive Vice President and Chief Financial Officer and as a director of the company, effective April 8, 2011.

Executive Summary

Our performance in fiscal year 2011 exceeded our expectations, with net sales increasing 19.5% to $2.02 billion, operating income increasing 44.6% to $349.8 million, and net income increasing 45.5% to $218.8 million. Diluted earnings per share increased 44.7% to $3.43. Our record levels of revenue and profitability reflect the successful execution of our growth strategies, including the expansion of our sales force, adding to our metalworking capabilities, expanding our vending machine solutions, increasing our private branded product offering, and enhancing our eCommerce platform.

Based on our strong performance in fiscal 2011, bonuses under our annual incentive bonus plan for fiscal 2011 were paid out at maximum levels. Total cash compensation increased on a year-over-year basis as a result of the maximum bonus payouts for fiscal 2011 and higher target (and therefore maximum) bonuses as compared with fiscal 2010. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year. For fiscal 2011, given the company’s outstanding performance, total direct compensation trended towards the 75th percentile of the competitive market data, with the following exceptions. In the case of David Sandler, our Chief Executive Officer, in October 2010 we granted Mr. Sandler a special restricted stock unit award as part of our CEO succession planning. See “CEO Succession Planning” below. As a result, Mr. Sandler no longer participates in our annual equity award program. The grant date fair value of Mr. Sandler’s restricted stock unit award was $10 million. For reference purposes and to assess Mr. Sandler’s overall compensation, the Committee annualizes the award over a five-year period, but the Committee only benchmarks Mr. Sandler’s base salary and annual incentive cash bonus award. Total cash compensation for Mr. Sandler for fiscal 2011 was 11% higher than his total cash compensation for fiscal year 2010, and approximated the 75th percentile of the market data. Total direct compensation for Jeffrey Kaczka, our Chief Financial Officer, reflects that his employment commenced March 29, 2011 with an employment package that provided for cash and equity signing bonuses. Total direct compensation for Mr. Gershwind for fiscal 2011 was 40% below the 75th percentile of the market data, which reflects Mr. Gershwind’s recent promotion to Chief Operating Officer. Total direct compensation for Mr. Cox was 20% above the 75th percentile of the market data.

Compensation Committee

The Compensation Committee of our Board (referred to in this discussion as the Committee) is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the named executive officers and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

In August of each year, the Committee receives a formal presentation from its independent compensation consultants, who report to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s independent compensation consultants and the consultants’ evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, prepares recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary recommendations prepared by the Human Resources department and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention. To accomplish these objectives, the Committee has structured our compensation programs to include the following key features:

•	annual incentive cash bonuses are substantially “at risk” with 75% of the target bonuses earned only if the company achieves pre-established earnings per share targets;
•	annual incentive cash bonuses of up to 150% of target bonus amounts may be earned if the company achieves earnings per share in excess of target, with maximum payouts realized only when the company achieves earnings per share significantly higher than target;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of company strategic initiatives, which serves to focus management on long-term initiatives; and
•	long-term equity awards are made in the form of stock options and restricted shares, with extended vesting schedules in order to promote retention and to motivate our executives to create sustained, long-term shareholder value.

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not have a policy regarding internal pay equity.

Our Chairman, Mitchell Jacobson, previously served as our chief executive officer from October 1995 to November 2005, when he was succeeded by David Sandler. Mr. Jacobson’s compensation is principally comprised of his base salary, and he does not participate in the annual cash incentive bonus program or annual equity grants. See “Fiscal Year 2011 Executive Compensation — Compensation of Our Chairman.” Accordingly, the discussion in this Compensation Discussion and Analysis generally does not apply to Mr. Jacobson’s compensation.

Our executive officers generally do not have employment agreements, and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in our best interests. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company. Compensation that may become payable following a change in control of the company is discussed below under “Change of Control Arrangements.”

Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position. On October 21, 2010, we announced a long-term succession plan for our Chief Executive Officer. As described below under “CEO Succession Planning,” Mr. Sandler will continue in his role as Chief Executive Officer until December 31, 2012, or possibly until December 31, 2013, and then will serve as Vice Chairman for a period of at least four years. Mr. Erik Gershwind has been identified by the Board as the successor to Mr. Sandler as Chief Executive Officer. In furtherance of our CEO succession plan, Mr. Gershwind was promoted to President and Chief Operating Officer, effective October 21, 2011. As part of the succession planning, the Committee granted Mr. Sandler a long-term restricted stock unit award to retain and incentivize Mr. Sandler. In addition, Mr. Sandler’s change in control agreement was amended to conform to best practices and to take into account the benefits under his restricted stock unit award.

We do not provide our executives with pension or supplemental retirement plans, nor have we entered into any deferred compensation arrangements with our executives. Accordingly, we believe that our compensation programs are clear and understandable, both for our executives and our shareholders.

Compensation Consultants

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc. (referred to in this discussion as F.W. Cook). To assist the Committee with its compensation decisions, F.W. Cook selected peer companies and general industry survey data, and provided competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers. As explained above in the section “How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2010 in respect of fiscal 2010 performance and in October 2011 in respect of fiscal 2011 performance.

F.W. Cook also furnishes the Committee with competitive compensation data for outside directors. In addition, F.W. Cook provided consultation to the Committee in structuring the special restricted stock unit award for Mr. Sandler and the amendment to Mr. Sandler’s change in control agreement. Other than executive and director compensation consulting services provided to the Committee, F.W. Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the named executive officers (other than our Chairman), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the named executive officers and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable to the company. For our named executive officers (other than our Chairman), F.W. Cook gave one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry surveys. For other executive officers and senior officers, F.W. Cook generally gave equal weighting to the data from each of the two general industry surveys. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource. In developing the peer group of companies, F.W. Cook consulted with the company’s Human Resources department and the Chairman of the Committee to identify companies similar to the company in size and business mix. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative and less subject to distortion. Peer companies and the two broad general industry surveys selected in 2010 and 2011 are the same.

Peer companies selected by F.W. Cook, as described above, consisted of the following:

Airgas, Inc.	Applied Industrial Technologies, Inc.
Beacon Roofing Supply, Inc.	BlueLinx Holdings Inc.
Fastenal Company	H&E Equipment Services, Inc.
Interline Brands, Inc.	Kaman Corporation
Lawson Products, Inc.	Patterson Companies, Inc.
PSS World Medical, Inc.	Rush Enterprises, Inc.
ScanSource, Inc.	United Natural Foods, Inc.
Watsco, Inc.	WESCO International, Inc.
W.W. Grainger, Inc.

Competitive market data prepared by F.W. Cook in late fiscal 2010 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2011;
•	to determine equity awards granted in October 2010 in respect of fiscal year 2010 performance;
•	to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2011; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2010 compensation. In this regard, the Committee evaluated fiscal year 2010 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2010 performance, and (iii) the October 2010 equity awards granted in respect of fiscal year 2010 performance.

In addition, in March 2011, we hired Jeffrey Kaczka to serve as our Executive Vice President and Chief Financial Officer to succeed Charles Boehlke, who retired as our Executive Vice President and Chief Financial Officer in April 2011. The Committee used the 2010 F.W. Cook market data to benchmark Mr. Kaczka’s employment package.

Competitive market data prepared by F.W. Cook in late fiscal 2011 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2011 in respect of fiscal year 2011 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2011 compensation. In this regard, the Committee evaluated fiscal year 2011 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2011 performance, and (iii) the October 2011 equity awards granted in respect of fiscal year 2011 performance.

In addition, the Committee uses the 2011 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2012 and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2012.

The Committee generally targets annual base salary and total cash compensation (the sum of base salary and target annual bonus) at the median, or 50th percentile, of the market data. Total direct compensation (the sum of total cash compensation and long-term equity compensation) generally is targeted between the 50th and 75th percentiles of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

As secondary comparative compensation data for our named executive officers, the Committee also reviewed the median and average compensation levels of the named executive officers at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2011 total direct compensation for our named executive officers was significantly below the median and average figures in the geographic peer group.

The geographic peer group is comprised of the following companies:

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer and our Chief Executive Officer provides the Committee with input on the compensation of the other named executive officers (other than our Chairman) and other executive officers and senior officers. Our Executive Vice President, Human Resources collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

CEO Succession Planning

As part of the Board’s long-term succession planning, the Committee approved a special grant of 183,418 restricted stock units to Mr. Sandler, our Chief Executive Officer, on October 19, 2010. Each restricted stock unit represents the right to receive a share of MSC stock that will become issuable upon satisfaction of certain performance and service conditions. The performance condition required that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012, and was satisfied by fiscal 2011 performance. As the performance condition has been satisfied, two-thirds of the award will vest if Mr. Sandler continues to serve as Chief Executive Officer through December 31, 2012, as such date may be accelerated or extended by the Board of Directors, provided that such date may not be extended beyond December 31, 2013 (such date, as accelerated or extended, the “Succession Date”). In addition, vesting is conditioned on Mr. Sandler serving as Vice Chairman of the Board for a period of two years commencing on the Succession Date and serving as interim Chief Executive Officer at the request of the Board at any time during the two-year period commencing on the Succession Date in the event that Mr. Sandler’s successor is no longer serving as Chief Executive Officer for any reason. The remaining one-third of the award will vest if Mr. Sandler satisfies the aforementioned service conditions and continues to serve as Vice Chairman of the Board for an additional period of two years. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, will be settled in shares of MSC stock. In the event of a change in control of the company, the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in his circumstances of employment (as the terms “cause” and “circumstances of employment” are defined in the Second Amended CIC discussed below).

The Committee believes that this special grant of restricted stock units to Mr. Sandler (which we refer to as the RSU Award) promotes an orderly succession by helping to assure the retention of Mr. Sandler, as well as to incentivize Mr. Sandler to provide succession services. In structuring the RSU Award, the Committee worked with F.W. Cook. F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms. The Committee believes that the RSU Award is competitive and appropriate to achieve the company’s long-term succession goals. In determining the amount and form of the award, the Committee also determined that Mr. Sandler would not receive annual equity incentive awards that Mr. Sandler otherwise would have been eligible to receive in October 2010 and October 2011, and structured the award, in part, to replace these annual equity incentive awards. The RSU Award is subject to the clawback provisions of our Executive Incentive Compensation Recoupment Policy. See “Executive Incentive Compensation Recoupment Policy” below.

In connection with the RSU Award, the company entered into a Second Amended and Restated Agreement (the “Second Amended CIC”) with Mr. Sandler, which amended and restated Mr. Sandler’s change in control severance agreement. The Second Amended CIC effected a number of changes in Mr. Sandler’s change in control severance agreement. Among the changes made were: (i) the lump sum payment of $1.2 million previously payable in the event of a change in control was eliminated; (ii) the severance payment due following a termination without cause or a termination by Mr. Sandler due to a change in the circumstances of employment was reduced from five times to three times base salary and annual bonus; (iii) the period following a change in control within which a termination of employment must occur in order to entitle Mr. Sandler to a severance payment was reduced from five years to two years; (iv) any severance benefits will no longer be grossed up, but rather will be subject to reduction to the extent that the after-tax payments to Mr. Sandler would be increased; and (v) the Second Amended CIC will terminate upon the Succession Date. See discussion below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Fiscal Year 2011 Executive Compensation

Summary of Fiscal Year 2011 Compensation Decisions

The Committee believes that management performed well above expectations in executing the company’s strategic plan in fiscal 2011, producing record levels of revenue and profitability and positioning the company for continuing revenue and margin growth. For fiscal year 2011, the company achieved adjusted diluted earnings per share of $3.43, which represents year-over-year growth of 44.7%, and $0.38 in excess of the maximum earnings per share level of $3.05 required for the maximum payout of the annual cash incentive bonus. Consistent with the Committee’s policy, base salaries generally remained at the median level of the market data, with the exception of Mr. Gershwind, whose base salary was 40% below the market median. Equity awards granted to Messrs. Gershwind and Cox in October 2011 had the same value as equity awards granted in October 2010. As a result of the restricted stock unit award granted to Mr. Sandler as part of the company’s CEO succession planning, Mr. Sandler no longer participates in the annual equity award program. The grant date fair value of Mr. Sandler’s restricted stock unit award was $10 million. For reference purposes and to assess Mr. Sandler’s overall compensation, the Committee annualizes the award over a five-year period, but the Committee only benchmarks Mr. Sandler’s base salary and annual incentive cash bonus award.

Total cash compensation for our Chief Executive Officer for fiscal 2011 was 11% higher than his total cash compensation for fiscal year 2010, and approximated the 75th percentile of the market data. Total direct compensation for Messrs. Gershwind and Cox for fiscal 2011 were higher than their total direct compensation for fiscal 2010 by 5% and 4%, respectively. The increases in Mr. Sandler’s total cash compensation and Messrs. Gershwind’s and Cox’s total direct compensation principally are the result of higher maximum bonus payouts for fiscal 2011 as compared with fiscal 2010. Total direct compensation for Mr. Gershwind for fiscal 2011 was 40% below the 75th percentile of the market data, which reflects Mr. Gershwind’s recent promotion to Chief Operating Officer. Total direct compensation for Mr. Cox was 20% above the 75th percentile of the market data. Total direct compensation for Jeffrey Kaczka reflects that his employment commenced March 29, 2011 with an employment package that provided for cash and equity signing bonuses. In connection with the retirement of Mr. Boehlke, effective April 8, 2011, Mr. Boehlke’s base salary continued at his then current level for a transition period that ended on May 30, 2011 and Mr. Boehlke received a pro rata bonus. Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2011 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Chairman

Mitchell Jacobson has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, when David Sandler was promoted to that position, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler.

Mr. Jacobson’s compensation for fiscal year 2011 consisted principally of his base salary of $975,000. Mr. Jacobson does not participate in our annual cash incentive program, nor does he receive long-term equity compensation. The Committee has determined that Mr. Jacobson’s base salary and benefits properly compensate Mr. Jacobson for his ongoing leadership and vision and his years of experience serving the company. Given Mr. Jacobson’s substantial equity ownership, the Committee does not believe it is appropriate for Mr. Jacobson’s compensation package to include performance-based compensation elements. Mr. Jacobson’s compensation is not benchmarked against market data because his position is unique to our company, and the Committee therefore evaluates his compensation based on the considerations discussed above. The Committee reviews Mr. Jacobson’s compensation on an annual basis. Mr. Jacobson’s base salary of $975,000 in fiscal year 2011 was unchanged from his base salary in fiscal year 2010.

Elements of Compensation

We allocate compensation among the following components for our named executive officers (other than our Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted shares; and
•	other benefits.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. During fiscal 2011, Messrs. Gershwind’s and Cox’s base salaries were increased by 2% and 3%, respectively. Mr. Sandler’s base salary was not adjusted during fiscal 2011. Mr. Kaczka’s base salary was set pursuant to the terms of his employment package and was fixed at the median of the market data. Base salary levels generally remained at the median of the market data, with the exception of Mr. Gershwind, whose base salary was 40% below the median.

In connection with Mr. Gershwind’s promotion to President and Chief Operating Officer effective October 21, 2011, Mr. Gershwind’s base salary was increased to $450,000. In addition, Mr. Sandler’s base salary was increased to $790,000 to better align with the median of the market data.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of individual performance and management achievement of strategic business initiatives. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of diluted earnings per share levels;
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of strategic business initiatives;
•	maximum bonus payout is 150% of target;
•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;
•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout;
•	in calculating diluted EPS for purposes of determining bonus payouts, the Committee may exercise its discretion to adjust GAAP EPS to account for non-recurring and other similar items; and
•	the Committee retains discretion to adjust annual bonus payouts below the amounts correlating to EPS performance.

Fiscal 2011 Annual Incentive Awards for NEOs

For fiscal year 2011, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $2.92. Threshold payouts were fixed at 25% of target assuming full payout of the discretionary component. At diluted EPS levels above 90% of target EPS, or $2.63, the bonus program provided for additional bonus payouts based on straight line interpolation, which means that for each additional penny of EPS between $2.63 and $2.92, the executive receives an amount equal to 2.59% of the target payout. Maximum payouts were fixed at 150% of target assuming full payout of the discretionary component and were based on achievement of EPS of $3.05. At EPS levels between $2.92 and $3.05, straight line interpolation was used to provide for additional payments of 3.85% of the target payout for each additional penny of EPS.

Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program for the named executive officers (other than our Chairman and Mr. Kaczka, who did not participate in the 2011 annual incentive bonus program) in fiscal year 2011, please see the Fiscal Year 2011 Grants of Plan-Based Awards table beginning on page 42 of this proxy statement.

The target EPS of $2.92 represented a year-over-year growth rate of 23.2% from fiscal 2010 EPS of $2.37, with the maximum EPS payout level of $3.05 representing a year-over-year growth rate of 28.7%. These levels were set to align with our business plan which included continued significant investment spending.

In calculating diluted EPS for purposes of determining bonus payouts, the Committee may exercise its discretion to adjust GAAP EPS to account for non-recurring and other similar items. The Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis. The Committee did not make any such adjustments for fiscal year 2011.

The Committee retains discretion to adjust annual bonus payouts below the amounts correlating to EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. The Committee did not make any such adjustments for fiscal year 2011.

Annual bonus awards for the named executive officers (other than our Chairman and Mr. Kaczka, who did not participate in the 2011 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to the Committee’s exercise of discretion to reduce the actual payouts. Consistent with the Committee’s policy, the Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2011 annual incentive bonus program.

Based on adjusted diluted EPS of $3.43, the named executive officers were awarded annual incentive bonuses at the maximum payout level of 150% of target. For fiscal year 2011, the Committee determined to pay the full discretionary component equal to 25% of target.

For the named executive officers (other than our Chairman and Mr. Kaczka, who did not participate in the 2011 annual incentive bonus program), the following chart shows the annual bonus payout levels (threshold, target, maximum and actual) as a percentage of target bonus for fiscal year 2011 based upon the achievement of adjusted diluted EPS and EPS growth rates, assuming payout of the discretionary component of 25% of target payout:

Annual Incentive Bonus Payout Levels

	Adjusted Diluted EPS		Adjusted Diluted EPS Growth	Bonus Payout (% Target)
Actual	$3.43		44.7%	150.0%
Maximum	$3.05		28.7%	150.0%
Target	$2.92	(1)	23.2%	100.0%
Threshold	$2.63	(2)	11.0%	25.0%

(1)	The payout increases in linear progression with each penny increase in EPS above the target EPS of $2.92 until the maximum payout EPS level of $3.05 is achieved.
(2)	If threshold EPS of $2.63 was not exceeded, the executive does not receive any of the EPS component of the cash incentive award. Cash incentive awards increase in linear progression with each penny of EPS above the minimum until the target EPS of $2.92 is achieved.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2011, strategic initiatives included the following:

•	growing and optimizing our sales force;
•	enhancing our eCommerce platform;
•	enhancing our metalworking capabilities;
•	adding to our private branded product offering;
•	expanding our vending machines solutions; and
•	improving our supply chain management.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;
•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

Mr. Kaczka was appointed our Executive Vice President and Chief Financial Officer effective April 2011 and did not participate in our 2011 annual incentive bonus program. As part of Mr. Kaczka’s employment package, he received a $200,000 cash signing bonus, $100,000 of which was paid in June 2011 and $100,000 of which was paid in fiscal year 2012.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

Long-Term Stock-based Compensation

At its October 2010 and 2011 meetings, the Committee approved annual equity awards, including awards to the named executive officers and other executive officers and senior officers. As noted above, as a result of the restricted stock unit award granted to Mr. Sandler as part of the company’s CEO succession planning, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and restricted shares under our 2005 Omnibus Incentive Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted shares effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted share awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. The Committee does not have a policy on allocating between options and restricted stock awards, but seeks to balance the retentive value of restricted stock awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven years. For grants of restricted stock, the Committee’s policy has been to provide for vesting in three increments, with 50% of the grant vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The Committee believes that, since these vesting periods are longer than vesting periods typically found among our competitors, this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. In its report to the Committee, F.W. Cook concluded that our annual share usage rates have been below the median rate of our peer companies and our fully diluted equity overhang is reasonable and also below the median of our peer companies.

As discussed below under “Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock are accelerated upon a change of control of the company only in limited circumstances.

Grants During Fiscal Year 2011 (in Respect of Fiscal Year 2010 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman and Mr. Kaczka, who was appointed our Executive Vice President and Chief Financial Officer effective April 2011) in fiscal year 2011, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2011 Grants of Plan-Based Awards table beginning on page 42 of this proxy statement. These equity awards were granted in respect of fiscal year 2010 performance. Equity awards granted in October 2010 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation trending towards the 75th percentile of the market data, with the following exceptions. In the case of David Sandler, our Chief Executive Officer, we granted Mr. Sandler a special restricted stock unit award with a grant date value of $10 million as part of our CEO succession planning. Mr. Sandler no longer participates in our annual equity award program. In addition, total direct compensation for Mr. Boehlke exceeded the 75th percentile of the market data by 24%, and total direct compensation for Mr. Gershwind was 26% below the 75th percentile of the market data.

Grants During Fiscal Year 2012 (in Respect of Fiscal Year 2011 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman and Mr. Boehlke, who retired as our Executive Vice President and Chief Financial Officer effective April 2011) in fiscal year 2012, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2012 table beginning on page 44 of this proxy statement. These equity awards were granted in respect of fiscal year 2011 performance. Equity awards granted in October 2011 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation trending towards the 75th percentile of the market data, with the following exceptions. As discussed above, Mr. Sandler no longer participates in our annual equity award program. In addition, as noted earlier, total direct compensation for Mr. Gershwind was 40% below the 75th percentile of the market data and total direct compensation for Mr. Cox was 20% above the 75th percentile of the market data. Mr. Kaczka’s equity awards in October 2011 were targeted at the median of the market data; Mr. Kaczka also received a signing bonus of restricted shares with a grant date value of $300,000.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted share awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the

Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies the individual receiving the grant, the number of shares subject to options and the dollar value of restricted shares, with the number of restricted shares to be determined based on the closing price of our shares on the date of grant. Grants for employees other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our employees. We provide our Chief Executive Officer with aircraft commutation and local housing benefits, and our Chairman with a personal assistant, in each case on a “grossed up” basis to reimburse the executive for income taxes on such benefits. See “ Executive Compensation — Summary Compensation Table” beginning on page 39 of this proxy statement (and the perquisites table at footnote 6 thereto) for additional detail and quantification of these benefits. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our current named executive officers are parties to “change in control” severance arrangements, other than Mr. Jacobson, who is not a party to any employment or change in control agreement. For a description of our executives’ change in control agreements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 47 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements” beginning on page 47 of this proxy statement. We do not have any other severance arrangements with our named executive officers, other than as provided in Mr. Sandler’s RSU Award discussed above under “CEO Succession Planning” and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” beginning on page 49 of this proxy statement, since January 2006, all stock options and restricted stock awards have been made under the 2005 Omnibus Incentive Plan. Under the 2005 Omnibus Incentive Plan, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock awards shall be continued, assumed or substituted if so provided in the merger agreement. In the absence of a merger agreement which addresses the effects of a change of control, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock awards shall lapse and all such awards shall be settled at a change of control price, which is generally defined as the highest price paid in a tender offer or merger transaction. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted shares in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Executive Incentive Compensation Recoupment Policy

On October 13, 2009, the Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;
•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and
•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In the event of a change in control, as defined in the company’s 2005 Omnibus Incentive Plan, the company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our executive officers on November 15, 2011. The ownership guidelines provide for our Section 16 executive officers to own a minimum number of shares, which (i) for each of our Chairman, Vice Chairman and Chief Executive Officer, is the number of shares having a value equal to at least six times such executive’s annual base salary, (ii) for our Chief Operating Officer, is the number of shares having a value equal to at least four times such executive’s annual base salary, (iii) for any Executive Vice President, is the number of shares having a value equal to at least three times such executive’s annual base salary, (iv) for any Senior Vice President, is the number of shares having a value equal to at least two times such executive’s annual base salary, and (v) for any Vice President, is the number of shares having a value equal to at least one times such executive’s annual base salary. All shares held by our executives, including unvested restricted shares and restricted stock units but not including shares underlying unexercised stock options, count toward these guidelines. The guidelines provide for our executives to reach these goals within the later of five years from the date on which the guidelines were adopted or five years from the date on which the executive is appointed. Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our executive officers are in compliance with their current stock ownership guidelines. In addition to our stock ownership guidelines, we believe that the extended vesting provisions of our options and restricted stock awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. Stock options granted under our equity compensation plans qualify as performance-based compensation for purposes of Section 162(m), but annual restricted share awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Mr. Sandler’s RSU Award was structured to qualify as performance-based compensation. In addition, annual cash bonuses under our fiscal year 2011 annual cash incentive program were made under our shareholder-approved 2005 Omnibus Incentive Plan and designed to qualify as performance-based compensation for purposes of Section 162(m). Although the Compensation Committee may determine it necessary to pay non-deductible compensation to achieve our executive compensation objectives, we do not anticipate that we will pay any material non-deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a risk assessment of our incentive-based compensation plans and to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans are well-aligned with sound compensation design principles. Based on the Compensation Committee’s review and the F.W. Cook report, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
º	target bonuses generally do not exceed 100% of base salary;
º	maximum payouts are capped at 150% of target;
º	payout levels are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
º	25% of the target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
º	75% of target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items; and
º	the Compensation Committee retains discretion to adjust bonus payouts below the payout levels correlating to performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance (except for sales commissions which generally do not exceed 30% of total cash compensation);
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all employees provide vesting periods of four years for stock options and five years for restricted stock awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, the company has adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 27, 2011, August 28, 2010 and August 29, 2009:

•	our Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer;
•	our former Executive Vice President and Chief Financial Officer; and
•	the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2011 fiscal year.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Mitchell Jacobson Chairman of the Board	2011	975,000	—	—	—	—	253,660	1,228,660
	2010	975,000	—	—	—	—	235,001	1,210,001
	2009	975,000	—	—	—	—	213,346	1,188,346
David Sandler Chief Executive Officer	2011	740,000	—	9,999,949	—	1,278,450	849,971	12,868,370
	2010	740,000	83,152	749,962	1,773,080	997,823	459,635	4,803,652
	2009	740,000	—	608,968	1,507,500	—	424,208	3,280,676
Jeffrey Kaczka(7) Executive Vice President and Chief Financial Officer	2011	152,308	100,000	299,973	—	—	107,063	659,344
Erik Gershwind President and Chief Operating Officer	2011	311,841	—	259,951	472,809	384,375	17,346	1,446,322
	2010	289,428	25,000	140,991	236,411	300,000	2,341	994,171
	2009	254,404	—	124,984	180,900	—	3,961	564,249
Thomas Cox Executive Vice President, Sales	2011	329,331	—	259,951	472,809	298,350	13,350	1,373,791
	2010	321,622	19,406	259,985	472,821	232,875	16,116	1,322,825
	2009	317,818	—	259,980	402,000	—	24,420	1,004,218
Charles Boehlke(8) Former Executive Vice President and Chief Financial Officer	2011	386,262	—	365,993	472,809	321,356	18,675	1,565,095
	2010	468,643	28,824	365,993	472,821	345,897	2,867	1,685,045
	2009	462,594	—	365,967	402,000	—	13,046	1,243,607

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan. The amount in this column for Mr. Kaczka reflects his pro rated base salary for fiscal year 2011.
(2)	The amount in this column for Mr. Kaczka reflects $100,000 of his $200,000 cash signing bonus as part of Mr. Kaczka’s employment package in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer that was paid in June 2011. The remaining $100,000 of his cash signing bonus was paid in fiscal year 2012. The amounts in this column for Messrs. Sandler, Gershwind, Cox and Boehlke reflect bonuses paid on October 19, 2010 for fiscal year 2010 performance in addition to the payouts made under the company’s 2010 annual incentive bonus plan.

(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2011, 2010 and 2009, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock granted during the indicated year, based on the fair market value of our common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock granted in the first quarter of fiscal year 2012 (with respect to fiscal year 2011 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2012 table beginning on page 44 of this proxy statement.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2011, 2010 and 2009, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2012 (with respect to fiscal year 2011 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2012 table beginning on page 44 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2011, 2010 and 2009, please refer to Note 11 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 27, 2011.
(5)	The amounts in this column for Messrs. Sandler, Gershwind, Cox and Boehlke for fiscal years 2011 and 2010 reflect amounts earned in those years pursuant to our annual cash incentive awards program for our named executive officers. The amount earned by Mr. Boehlke in fiscal year 2011 reflects a pro-rata amount of the potential maximum annual cash incentive compensation payable to him in respect of fiscal year 2011, based on the portion of the year during which he remained a full-time employee of the company. Mr. Kaczka was appointed as our Executive Vice President and Chief Financial Officer, effective April 8, 2011 and did not participate in our 2011 annual incentive bonus program. No annual cash incentive awards were paid for fiscal year 2009 performance. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2011 Executive Compensation — Annual Incentive Bonus Program” beginning on page 31 of this proxy statement.
(6)	See the “Fiscal Year 2011 All Other Compensation” table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2011.
(7)	Mr. Kaczka was appointed as our Executive Vice President and Chief Financial Officer, effective April 8, 2011.
(8)	Mr. Boehlke retired as our Executive Vice President and Chief Financial Officer and as a director of the company, effective April 8, 2011. He remained a full-time employee of the company until May 30, 2011 and a part-time employee of the company from May 31, 2011 until November 30, 2011. The amount in the Salary column for Mr. Boehlke reflects his pro-rated base salary of $471,846 per annum from the beginning of fiscal 2011 until May 30, 2011 and his pro-rated base salary of $52,000 per annum from May 30, 2011 until the end of fiscal year 2011. The fiscal year 2011 amount in the Non-Equity Incentive Plan Compensation column for Mr. Boehlke reflects a pro-rata amount of the potential maximum annual cash incentive compensation payable to him in respect of fiscal year 2011, based on the portion of the year during which he remained a full-time employee of the company.

Fiscal Year 2011 All Other Compensation

The following table provides a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2011:

Name	Housing and Travel ($)(1)	Personal Use of Company Aircraft ($)(2)	Administrative Assistant ($)(3)	Auto Allowance ($)	401(k) Match ($)	Group Term Life Insurance ($)	Dividend Equivalent Units ($)(4)	Relocation Expenses ($)(5)	Tax Gross-Ups ($)(6)	Total ($)
Mitchell Jacobson	—	—	136,035	—	3,375	1,045	—	—	113,205	253,660
David Sandler	48,816	379,728	—	15,779	6,750	414	347,844	—	50,640	849,971
Jeffrey Kaczka	—	—	—	2,200	6,725	159	—	62,491	35,488	107,063
Erik Gershwind	—	—	—	9,846	7,326	174	—	—	—	17,346
Thomas Cox	—	—	—	4,774	8,162	414	—	—	—	13,350
Charles Boehlke	—	—	—	10,595	7,552	528			—	18,675

(1)	The amount in this column for Mr. Sandler includes a housing allowance of $42,816 for an apartment for Mr. Sandler’s use and a travel allowance of $6,000.
(2)	The amount in this column for Mr. Sandler represents personal use for commutation trips of an aircraft in which we have an interest, reflecting the company’s total incremental cost of such use. We use a methodology to determine incremental costs based on aircraft fuel, landing and parking services, crew travel expenses and other expenses.
(3)	In fiscal year 2011, we provided Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. The amount in this column for Mr. Jacobson reflects our payroll and fringe benefit cost for this assistant.
(4)	The amount in this column for Mr. Sandler reflects dividend equivalent units on restricted stock units held by Mr. Sandler.
(5)	The amount in this column for Mr. Kaczka reflects reimbursement for certain relocation expenses incurred by him, including moving costs, temporary housing and travel expenses.
(6)	The amount in this column for Mr. Jacobson reflects tax gross-up payments made to reimburse Mr. Jacobson for the income taxes paid in respect of the compensation attributed to him for the use of the personal administrative assistant. The amount in this column for Mr. Sandler reflects tax gross-ups made to reimburse Mr. Sandler for income taxes paid in fiscal year 2010 in respect of the compensation attributed to him for personal use of the aircraft of $10,017, and travel reimbursement and use of his Melville, New York apartment of $40,623. The amount in this column for Mr. Kaczka reflects tax gross-ups made to reimburse Mr. Kaczka for income taxes paid in respect of the compensation attributed to him for reimbursement for certain relocation expenses incurred by him.

Fiscal Year 2011 Grants of Plan-Based Awards

The following table shows the stock option, restricted stock and restricted stock unit awards granted to our named executive officers in fiscal year 2011 (with respect to fiscal year 2010 performance or, in the case of Mr. Kaczka, with respect to his April 2011 appointment as our Executive Vice President and Chief Financial Officer) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2011 performance. In fiscal year 2011, Mr. Jacobson did not receive any grants of plan-based awards and Mr. Kaczka did not receive any non-equity incentive plan awards.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
David Sandler	—	213,075	852,300	1,278,450	—	—	—	—
	10/19/2010	—	—	—	183,418	—	—	9,999,949
Jeffrey Kaczka	—	—	—	—	—	—	—	—
	3/29/2011	—	—	—	4,496	—	—	299,973
Erik Gershwind	—	64,063	256,250	384,375	—	—	—	—
	10/19/2010	—	—	—	4,768	—	—	259,951
	10/19/2010	—	—	—	—	32,743	54.52	472,809
Thomas Cox	—	49,725	198,900	298,350	—	—	—	—
	10/19/2010	—	—	—	4,768	—	—	259,951
	10/19/2010	—	—	—	—	32,743	54.52	472,809
Charles Boehlke	—	73,875	295,500	443,250	—	—	—	—
	10/19/2010	—	—	—	6,713	—	—	365,993
	10/19/2010	—	—	—	—	32,743	54.52	472,809

(1)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2011. Amounts actually earned in fiscal year 2011 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2011 Executive Compensation — Annual Incentive Bonus Program” beginning on page 31 of this proxy statement. Annual bonus awards for the named executive officers (other than Messrs. Jacobson and Kaczka, who did not participate in the 2011 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to our Compensation Committee’s exercise of discretion to reduce the actual payouts. Consistent with our Compensation Committee’s policy, our Compensation Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2011 annual incentive bonus program.
(2)	The amount in this column for Mr. Sandler reflects an award of 183,418 restricted stock units granted to Mr. Sandler as part of the company’s long-term succession planning. Each restricted stock unit, which also accrues dividend equivalent units, represents the right to receive a share of our common stock that will become issuable upon satisfaction of certain performance and service conditions. The performance condition required that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012, and was satisfied by fiscal 2011 performance. As the performance condition has been satisfied, two-thirds of the award will vest if Mr. Sandler continues to serve as Chief Executive Officer through December 31, 2012, as such date may be accelerated or extended by the Board, provided that such date may not be extended beyond December 31, 2013 (such date, as accelerated or extended, the “Succession Date”). In addition, vesting is conditioned on Mr. Sandler serving as Vice Chairman of the Board for a period of two years commencing on the Succession Date and serving as interim Chief Executive Officer at the request of the Board at any time during the two-year period commencing on the Succession Date in the event that Mr. Sandler’s successor is no longer serving as Chief Executive Officer for any reason. The remaining one-third of the award will vest if Mr. Sandler satisfies the aforementioned service conditions and continues to serve as Vice Chairman of the Board for an additional period of two years. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, will be settled in shares of our common stock. In the event of a change in control of the company, the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in his circumstances of employment (as the terms “cause” and “circumstances of employment” are defined in Mr. Sandler’s change in control agreement discussed in more detail below in the section entitled “Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements”). The amount in this column for Mr. Kaczka reflects a stock award of 4,496 restricted shares as part of Mr. Kaczka’s employment package in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer. The amounts in this column for Messrs. Gershwind, Cox and Boehlke reflect restricted stock awards granted in fiscal year 2011 (with respect to fiscal year 2010 performance) pursuant to our 2005 Omnibus Incentive Plan. These restricted stock awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). These restricted stock awards have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis —Fiscal Year 2011 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 33 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2011 performance (although made in fiscal year 2012), see the Equity Awards Granted in the First Quarter of Fiscal Year 2012 table below.
(3)	This column reflects stock option awards granted in fiscal year 2011 (with respect to fiscal year 2010 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2011 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2011 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 33 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2011 performance (although made in fiscal year 2012) see the Equity Awards Granted in the First Quarter of Fiscal Year 2012 table below.
(4)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.
(5)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock or restricted stock unit awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant. The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 19, 2010 was $54.52, and the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on March 29, 2011 was $66.72. The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 11 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 27, 2011.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for the first quarter of fiscal year 2011 was $1.22 per share and for each of the remaining quarters of fiscal year 2011 was $0.22 per share. As discussed in footnote 2 above, Mr. Sandler’s restricted stock units accrue dividend equivalent units.

Equity Awards Granted in the First Quarter of Fiscal Year 2012

On October 21, 2011, we granted stock options and restricted stock to all of our named executive officers, other than Messrs. Jacobson, Sandler and Boehlke, with respect to fiscal year 2011 performance. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Shares Granted (#)(3)	Value of Restricted Shares Granted ($)(4)
Jeffrey Kaczka	19,807	349,990	2,998	199,937
Erik Gershwind	26,758	472,814	3,898	259,958
Thomas Cox	26,758	472,814	3,898	259,958

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2012 (with respect to fiscal year 2011 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2012 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2011 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 33 of this proxy statement.
(2)	The stock options granted were valued at $17.67 per share in accordance with FASB ASC Topic 718.
(3)	These amounts represent restricted stock awards granted in the first quarter of fiscal year 2012 (with respect to fiscal year 2011 performance) pursuant to our 2005 Omnibus Incentive Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2011 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 33 of this proxy statement.
(4)	These values are based upon the grant date fair value of $66.69 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on that date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table shows the amount of outstanding stock option, restricted stock and restricted stock unit awards previously granted and held by the named executive officers as of August 27, 2011. Mr. Jacobson did not hold any outstanding stock option, restricted stock or restricted stock unit awards as of August 27, 2011.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 26, 2011, the last business day of our 2011 fiscal year, which was $58.99.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
David Sandler	12,500	37,500	(1)	48.21	10/17/2014	—		—
	—	75,000	(2)	38.07	10/15/2015	—		—
	—	106,470	(3)	44.17	10/12/2016	—		—
	—	—		—	—	3,419	(4)	201,687
	—	—		—	—	6,316	(5)	372,581
	—	—		—	—	15,996	(6)	943,604
	—	—		—	—	16,979	(7)	1,001,591
	—	—		—	—	189,250	(8)	11,163,858
Jeffrey Kaczka	—	—		—	—	4,496	(9)	265,219
Erik Gershwind	8,500	—		23.41	10/19/2013	—		—
	13,500	—		37.45	10/20/2012	—		—
	20,000	—		42.78	10/15/2013	—		—
	13,500	4,500	(1)	48.21	10/17/2014	—		—
	9,000	9,000	(2)	38.07	10/15/2015	—		—
	4,732	14,196	(3)	44.17	10/12/2016	—		—
	—	32,743	(10)	54.52	10/18/2017	—		—
	—	—		—	—	702	(4)	41,411
	—	—		—	—	1,297	(5)	76,510
	—	—		—	—	3,283	(6)	193,664
	—	—		—	—	3,192	(7)	188,296
	—	—		—	—	4,768	(11)	281,264
Thomas Cox	—	10,000	(1)	48.21	10/17/2014	—		—
	20,000	20,000	(2)	38.07	10/15/2015	—		—
	9,464	28,392	(3)	44.17	10/12/2016	—		—
	—	32,743	(10)	54.52	10/18/2017	—		—
	—	—		—	—	1,461	(4)	86,184
	—	—		—	—	2,697	(5)	159,096
	—	—		—	—	6,829	(6)	402,843
	—	—		—	—	5,886	(7)	347,215
	—	—		—	—	4,768	(11)	281,264

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Charles Boehlke	—	10,000	(1)	48.21	10/17/2014	(12)	—		—
	—	20,000	(13)	38.07	10/15/2015	(12)	—		—
	—	28,392	(14)	44.17	10/12/2016	(12)	—		—
	—	32,743	(15)	54.52	10/18/2017	(12)	—		—
	—	—		—	—		2,057	(4)	121,342
	—	—		—	—		3,796	(16)	223,926
	—	—		—	—		9,613	(17)	567,071
	—	—		—	—		8,286	(18)	488,791
	—	—		—	—		6,713	(18)	396,000

(1)	These stock options became exercisable on October 18, 2011.
(2)	One-half of these stock options became exercisable on October 16, 2011. The remaining half of these stock options will become exercisable on October 16, 2012.
(3)	One-third of these stock options became exercisable on October 13, 2011. One-third of these stock options will become exercisable on October 13, 2012. The remaining third of these stock options will become exercisable on October 13, 2013.
(4)	The restrictions on these shares lapsed on October 16, 2011.
(5)	The restrictions on one-half of these shares lapsed on October 18, 2011. The restrictions on the remaining one-half of these shares will lapse on October 18, 2012.
(6)	The restrictions on one-half of these shares lapsed on October 16, 2011. The restrictions on an additional one-quarter of these shares will lapse on October 16, 2012. The restrictions on the remaining one-quarter of these shares will lapse on October 16, 2013.
(7)	The restrictions on one-half of these shares will lapse on October 13, 2012. The restrictions on an additional one-quarter of these shares will lapse on October 13, 2013. The restrictions on the remaining one-quarter of these shares will lapse on October 13, 2014.
(8)	This amount reflects 183,418 restricted stock units granted to Mr. Sandler and 5,832 dividend equivalent units accrued on the restricted stock units. See footnote 2 to the Fiscal Year 2011 Grants of Plan-Based Awards located on page 42 of this proxy statement for additional information regarding these restricted stock units.
(9)	The restrictions on one-half of these shares will lapse on March 29, 2014. The restrictions on an additional one-quarter of these shares will lapse on March 29, 2015. The restrictions on the remaining one-quarter of these shares will lapse on March 29, 2016.
(10)	One-quarter of these stock options became exercisable on October 19, 2011. An additional one-quarter of these stock options will become exercisable on October 19, 2012. An additional one-quarter of these stock options will become exercisable on October 19, 2013. The remaining one-quarter of these stock options will become exercisable on October 19, 2014.
(11)	The restrictions on one-half of these shares will lapse on October 19, 2013. The restrictions on an additional one-quarter of these shares will lapse on October 19, 2014. The restrictions on the remaining one-quarter of these shares will lapse on October 19, 2015.
(12)	Upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011, all of his then vested stock options became subject to a post-termination exercisability period of 30 days following his retirement in accordance with the terms and conditions of the 2005 Omnibus Incentive Plan.
(13)	One-half of these stock options became exercisable on October 16, 2011. The remaining half of these stock options were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.

(14)	One-third of these stock options became exercisable on October 13, 2011. The remaining two-thirds of these stock options were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.
(15)	One-quarter of these stock options became exercisable on October 19, 2011. The remaining three-quarters of these stock options were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.
(16)	The restrictions on one-half of these shares lapsed on October 18, 2011. The remaining shares were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.
(17)	The restrictions on one-half of these shares lapsed on October 16, 2011. The remaining shares were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.
(18)	These shares were forfeited upon Mr. Boehlke’s retirement as an employee of the company on November 30, 2011.

Fiscal Year 2011 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2011, (ii) the number of shares of restricted stock held by the named executive officers which vested in fiscal year 2011, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mitchell Jacobson	40,295	1,762,898	—	—
David Sandler	302,990	6,263,560	14,242	816,129
Jeffrey Kaczka	—	—	—	—
Erik Gershwind	10,000	435,600	2,668	150,505
Thomas Cox	95,000	1,913,575	5,550	315,039
Charles Boehlke	101,464	1,536,175	8,735	500,826

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Employment and Change in Control Agreements

Except for Mr. Jacobson, each of our current named executive officers has a written agreement that provides for payment to that named executive officer at, following, or in connection with any termination or change in control of the company. The terms of these agreements are outlined below. In addition to these agreements, each of our current named executive officers, other than Messrs. Jacobson, executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his employment and after termination. Each of them also agreed not to compete with the company or to solicit any employees of the company during his employment and for two years following termination of his employment. All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.

Under the terms of these agreements, “cause” is generally defined to include (i) the commission by the named executive officer of a felony or a crime of moral turpitude, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other breaches of fiduciary duties owed to the company and (iii) reporting to work or working under the influence of an intoxicant or a controlled substance which renders the executive incapable of performing his duties to the satisfaction of the company.

In addition, a change in control of the company will generally be deemed to have occurred under these agreements if (i) any person or group of persons other than Mr. Jacobson, Ms. Gershwind, a member of the Jacobson or Gershwind families or any related trust or affiliate acquires ownership of more than 50% of the combined equity or voting power of the company; (ii) a majority of the members of our Board are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board prior to such appointment or election; or (iii) there is a change in the ownership of a substantial portion of the company’s assets, excluding certain transfers to shareholders and affiliates.

David Sandler

David Sandler and the company are parties to a change in control agreement, which was amended and restated on October 19, 2010.

The agreement provides that if within two years after the occurrence of a change in control, (a) we terminate Mr. Sandler’s employment other than for cause or (b) Mr. Sandler resigns following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay Mr. Sandler a lump sum payment equal to (i) three times his annual base salary in effect immediately before such termination or change in circumstances, plus (ii) three times the largest annual cash incentive award paid to or accrued for Mr. Sandler during the three years preceding the termination. As a condition to receiving this severance payment, Mr. Sandler would be required to execute a general release in favor of the company.

The October 19, 2010 amended agreement effected a number of changes in Mr. Sandler’s change in control severance arrangement. Among the changes made are: (i) a lump sum payment of $1.2 million previously payable in the event of a change in control was eliminated; (ii) the severance payment due following a termination without cause or a termination by Mr. Sandler due to a change in the circumstances of employment was reduced from five times to three times base salary and annual bonus; (iii) the period following a change in control within which a termination of employment must occur in order to entitle Mr. Sandler to a severance payment was reduced from five years to two years; (iv) severance benefits will no longer be grossed up as previously provided, but rather will be subject to reduction to the extent that the after-tax payments to Mr. Sandler would be increased; and (v) the agreement will now terminate on the succession date provided under Mr. Sandler’s RSU Award.

In addition, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the performance condition shall be waived and the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms are defined in Mr. Sandler’s amended change in control agreement).

Jeffrey Kaczka, Erik Gershwind and Thomas Cox

Each of Messrs. Kaczka, Gershwind and Cox has a change of control agreement with the company. The initial term of Mr. Kaczka’s agreement, which was entered into on November 11, 2011, will expire in November 2014. The initial term of each of Messrs. Gershwind’s and Cox’s agreement expired in December 2008 and was renewed for an additional three-year term expiring in December 2011. Thereafter, the term automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least 18 months prior to the end of the then current term. Each of Messrs. Gershwind’s and Cox’s agreement will renew automatically for a new three-year term in December 2011.

Each agreement provides that if within two years after the occurrence of a change in control of the company (as defined in the respective agreements), (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his employment following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay the executive a payment equal to (i) two times the executive’s annual base salary in effect immediately before such termination or material reduction, plus (ii) two times the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances, plus (iii) the pro rata portion of the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances. As a condition to receiving his severance payment, the executive would be required to execute a general release in favor of the company.

We have agreed to indemnify each of Messrs. Kaczka, Gershwind and Cox on an after-tax (grossed up) basis against certain excise taxes that may arise from such payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we shall provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to 18 months. The executive shall continue to receive, at our expense, the automobile allowance provided under his change of control agreement for the lesser of two years or the remainder of the automobile lease in effect following the termination of his employment.

Equity Award Plans

The number of unvested equity awards held by each named executive officer as of August 27, 2011 is listed above in the Outstanding Equity Awards at 2011 Fiscal Year-End table. The outstanding equity awards at the end of fiscal year 2011 were granted to the named executive officers under our 1995 Restricted Stock Plan, 2001 Stock Option Plan and 2005 Omnibus Incentive Plan. All of the equity plans provide certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below. We will not grant any future awards under the 1995 Restricted Stock Plan or 2001 Stock Option Plan, although we will deliver shares upon the exercise of stock options or the vesting of restricted shares already granted under such plans.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

1995 Restricted Stock Plan

Pursuant to our 1995 Restricted Stock Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability, retirement, or is otherwise terminated without cause, the restrictions on outstanding restricted stock lapse and the shares become fully vested. In the event of a change in control, the restrictions on outstanding restricted stock held by the named executive officers lapse, and all such shares shall become fully vested and transferable.

Under our 1995 Restricted Stock Plan, a change in control will be deemed to have occurred if (i) any person or group is or becomes the beneficial owner of more than 50% of the combined voting power of the company, (ii) individuals who constitute a majority of the members of our Board at any time, along with any persons nominated by a majority of the members of our Board, cease to be a majority of the directors, (iii) the shareholders approve certain mergers or consolidations of the company or (iv) the shareholders approve a plan of liquidation or a plan to dispose of all or substantially all of the company’s assets.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter. An employee will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the employee has a total of five years of service with the company. Notwithstanding the foregoing, the 2001 Stock Option Plan provides that all of an employee’s unvested stock options will become immediately exercisable upon the employee’s 62nd birthday.

In the event of a change in control, the vesting of all outstanding and unvested stock options held by the named executive officers accelerates and becomes immediately exercisable. Under our 2001 Stock Option

Plan, a change in control will be deemed to have occurred if (i) any person or group is or becomes the beneficial owner of more than 50% of the combined voting power of the company, (ii) individuals who constitute a majority of the members of our Board at any time, along with any persons nominated by a majority of the members of our Board, cease to be a majority of the directors, (iii) the shareholders approve certain mergers or consolidations of the company or (iv) the shareholders approve a plan of liquidation or a plan to dispose of all or substantially all of the company’s assets.

2005 Omnibus Incentive Plan

Pursuant to our 2005 Omnibus Incentive Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. An employee will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the employee has a total of five years of service with the company.

In the event of a change in control, the vesting of all outstanding and unvested stock options held by each named executive officer will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the named executive officer will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “Employment and Change in Control Agreements.”

Potential Payments Upon Termination or Change in Control Table
as of August 26, 2011

The following table sets forth the estimated amounts that would be payable to each of our named executive officers (other than Messrs. Jacobson and Boehlke) upon the termination of his employment under certain circumstances or upon a change in control, assuming that the termination of employment or change in control had occurred on August 26, 2011, the last business day of our 2011 fiscal year, and that the price per share of our common stock on that date was $58.99. The actual amounts payable can only be calculated at the time of the event. Mr. Jacobson would not have been eligible for any benefits or other compensation upon the termination of his employment or upon a change in control. In addition, because Mr. Boehlke was no longer serving as a named executive officer on August 26, 2011, estimated amounts that would have been payable to him have not been provided. None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 27, 2011.

Name and Benefits	Involuntary Termination Without Cause ($)	Change In Control ($)(1)	Change in Control and Termination ($)(2)(3)	Death or Disability ($)(4)
David Sandler
Severance	—	—	6,055,350	—
Accelerated Vesting of Stock Options	—	6,362,710	6,362,710	3,551,135
Accelerated Vesting of Restricted Stock	—	3,067,859	3,067,859	2,519,463
Accelerated Vesting of Restricted Stock Unit Award	—	—	13,593,828	11,163,858
Total	—	9,430,569	29,079,747	17,234,456
Jeffrey Kaczka
Severance	—	—	1,207,744	—
Auto Allowance	—	—	26,446	—
Outplacement Services	—	—	30,000	—
Medical Benefits	—	—	28,960	—
Accelerated Vesting of Stock Options	—	—	—	—
Accelerated Vesting of Restricted Stock	—	322,948	322,948	265,219
Total	—	322,948	1,616,098	265,219
Erik Gershwind
Severance	—	—	1,138,780	—
Auto Allowance	—	—	22,154	—
Outplacement Services	—	—	30,000	—
Medical Benefits	—	—	37,228	—
Accelerated Vesting of Stock Options	—	1,369,573	1,369,573	593,536
Accelerated Vesting of Restricted Stock	—	951,173	951,173	781,146
Total	—	2,320,746	3,548,908	1,374,682
Thomas Cox
Severance	—	—	1,068,178	—
Auto Allowance	—	—	22,476	—
Outplacement Services	—	—	30,000	—
Medical Benefits	—	—	28,960	—
Accelerated Vesting of Stock Options	—	2,263,504	2,263,504	1,093,331
Accelerated Vesting of Restricted Stock	—	1,554,473	1,554,473	1,276,603
Total	—	3,817,977	4,967,591	2,369,934

(1)	The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our equity incentive plans, are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 26, 2011, which was $71.83, as quoted on the New York Stock Exchange on July 7, 2011 for grants made pursuant to our 2005 Omnibus Incentive Plan and based on the closing price on August 26, 2011, which was $58.99, for grants made pursuant to our prior equity incentive plans.
(2)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(3)	The amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change of control of the company and (ii) the termination of employment of the named executive officers within a certain period following such change in control, (a) by the company, without cause or (b) by the officer, following a change of such officer’s circumstances at the company. The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 26, 2011. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our equity incentive plans are: (i) in the case of grants made pursuant to our 2005 Omnibus Incentive Plan, based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 26, 2011, which was $71.83, as reported on the New York Stock Exchange on July 7, 2011 and (ii) in the case of grants made pursuant to our prior equity incentive plans, based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 26, 2011, which was $58.99. The amount reported for Mr. Sandler assumes satisfaction of the performance condition of his RSU Award, which was satisfied based on fiscal year 2011 performance and is based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 26, 2011, which was $71.83, as reported on the New York Stock Exchange on July 7, 2011.
(4)	The amounts in this column reflects estimated amounts payable upon the death or disability of a named executive officer under the terms of our equity incentive plans. The estimated values of the accelerated stock options and restricted stock listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 26, 2011, which was $58.99.

Indemnification Agreements

We have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives. Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers. Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2011 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2012 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

ADVISORY VOTE ON THE PREFERRED FREQUENCY OF CONDUCTING
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(PROPOSAL NO. 4)

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that we provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our Board has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every year, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

This vote is advisory, which means that the vote is not binding on the company, our Board or our Compensation Committee. We recognize that the shareholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. Our Board and our Compensation Committee will take into account the outcome of the vote. However, when considering the frequency of future advisory votes on executive compensation, our Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, three years or abstaining from the vote, when voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The option (one year, two years or three years) that receives the greatest number of votes cast in person or by proxy at the annual meeting will be considered the frequency preferred by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our Board.

The Board recommends a vote for the option of once every year as the preferred frequency of conducting future advisory votes on executive compensation.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. Our Compensation Committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking of the non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2011, our Compensation Committee engaged F.W. Cook as its compensation consultant.

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-employee directors with a mix of cash and equity-based compensation. Directors who are also employees of the company do not receive any compensation for their service on our Board.

For the fiscal year ended August 27, 2011, we paid each non-employee director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of the Audit Committee of $10,000 per year;
•	an additional retainer for the chairman of the Compensation Committee of $6,500 (representing a rate of $5,000 per year for the first two quarters of fiscal year 2011 and a rate of $8,000 per year for the last two quarters of fiscal year 2011);
•	an additional retainer for the chairman of the Nominating and Corporate Governance Committee of $5,000 per year; and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $80,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Pursuant to our 2005 Omnibus Incentive Plan, in the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), all unvested stock options held by the director become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the vesting of all outstanding and unvested stock options held by each director will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the director will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control – Employment and Change in Control Agreements.”

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

The following table presents the compensation paid to our non-employee directors in respect of fiscal year 2011 for their services as directors. Messrs. Gershwind, Jacobson and Sandler, who are also employees of the company, did not receive compensation for their services as directors of the company in fiscal year 2011.

Non-Employee Director Summary Compensation in Fiscal Year 2011

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Jonathan Byrnes(4)	80,900	79,972	160,872
Roger Fradin(4)	80,900	79,972	160,872
Louise Goeser(4)	77,500	79,972	157,472
Denis Kelly(4)	92,400	79,972	172,372
Philip Peller(4)	90,900	79,972	170,872

(1)	Reflects annual cash board and committee retainers, committee meeting fees and board meeting fees earned by our non-employee directors for services provided during fiscal year 2011.
(2)	The amounts in this column do not reflect compensation actually received by our non-employee directors nor do they reflect the actual value that will be recognized by the non-employee directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.
(3)	Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller each received a grant of 1,328 restricted shares on January 13, 2011 following our annual meeting of shareholders. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	The table below shows the aggregate number of vested stock options and unvested restricted stock awards held by our non-employee directors as of August 27, 2011.

Name of Director	Stock Options (in number of shares)	Stock Awards (in number of shares)
Jonathan Byrnes	—	1,945
Roger Fradin	—	2,183
Louise Goeser	—	2,183
Denis Kelly	25,000	2,183
Philip Peller	10,526	2,183

In October 2011, based on an analysis of the compensation paid to our non-employee directors in respect of fiscal year 2011 for their services as directors and in consultation with F.W. Cook, our Compensation Committee recommended, and our Board approved, the following changes to non-employee director compensation, effective immediately following our 2012 annual meeting of shareholders:

•	increasing the additional retainer for the chairman of the Audit Committee to $15,000 per year;
•	increasing the additional retainer for the chairman of the Compensation Committee to $8,750;
•	increasing the additional retainer for the chairman of the Nominating and Corporate Governance Committee to $7,500 per year; and
•	increasing the annual grant of restricted shares of our Class A common stock to such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all employees generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements described under the sections entitled “Executive Compensation” beginning on page 39 of this proxy statement and “Director Compensation” beginning on page 55 of this proxy statement and the transactions described below, since the beginning of fiscal year 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Erik Gershwind Compensation

Erik Gershwind, the nephew of Mitchell Jacobson (our Chairman of our Board) and the son of Marjorie Gershwind (Mr. Jacobson’s sister), is employed as our President and Chief Operating Officer. Mr. Jacobson and Ms. Gershwind are also principal shareholders of the company. Mr. Gershwind’s fiscal year 2011 compensation is disclosed in the section of this proxy statement titled “Executive Compensation” and is discussed in the “Compensation Discussion and Analysis.” Mr. Gershwind’s current annual base salary is $450,000 per annum. In addition, Mr. Gershwind will participate in our annual cash incentive bonus program for fiscal year 2012 and is entitled to participate in all of the employee benefit plans available to our executives.

Real Estate Affiliate Transactions

We are affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The real estate entity is owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,240,610 in fiscal year 2011. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $45,908,997, including $2,257,958 to be paid in fiscal year 2012.

Another real estate entity that is owned and controlled by Mr. Jacobson and Ms. Gershwind previously leased to Sid Tool a branch office located in Pawtucket, Rhode Island with square footage of approximately 9,000 square feet. The rent paid by Sid Tool was $6,090 in fiscal year 2011. The lease term expired in October 2010.

We believe that the terms of the arrangements described above were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangements were entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 29, 2011, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	our Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer;
•	our former Executive Vice President and Chief Financial Officer;
•	each director and nominee for director of the company;
•	each of our three most highly compensated executive officers (other than the Chief Executive Officer, the Executive Vice President and Chief Financial Officer and our former Executive Vice President and Chief Financial Officer) who were serving as such at the end of the last fiscal year; and
•	all directors, nominees for director and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 29, 2011 or are exercisable within 60 days of October 29, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 46,568,875 shares of our Class A common stock and 16,400,474 shares of our Class B common stock outstanding as of October 29, 2011. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Class A common stock			Class B common stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson(2)	9,798,182	(3)	17.4%	9,586,306	(4)	58.5%	45.6%
Marjorie Gershwind(5)	2,847,107	(6)	5.8%	2,713,208		16.5%	12.9%
Erik Gershwind(2)	1,836,895	(7)	3.8%	1,646,580		10.0%	7.9%
Stacey Bennett(5)	1,488,037	(8)	3.1%	1,471,580		9.0%	7.0%
Trust under Trust Agreement Dated September 12, 2005(5)	1,021,930	(9)	2.1%	982,800		6.0%	4.7%
T. Rowe Price Associates, Inc.(10)	4,012,101		8.6%	—		—	1.9%
Capital World Investors(11)	2,456,000		5.3%	—		—	1.2%
Royce & Associates, LLC(12)	2,431,804		5.2%	—		—	1.2%
SMALLCAP World Fund, Inc.(13)	2,338,500		5.0%	—		—	1.1%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 29, 2011 or are exercisable within 60 days of October 29, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)	This number includes (a) 29,862 shares of Class A common stock held by a trust in which Mr. Jacobson’s spouse is a co-trustee; (b) 46,930 shares of Class A common stock held by the Jacobson Family Foundation, of which Mr. Jacobson is a director; and (c) 9,586,306 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 9 below. Mr. Jacobson disclaims beneficial ownership of the 29,862 shares of Class A common stock held by trust and of 4,079,821 shares of Class B common stock, which are held by various trusts.
(4)	This number includes 1,824,898 shares of Class B common stock, which may be deemed to be beneficially owned indirectly by Mr. Jacobson as settlor of a trust, of which Mr. Jacobson’s spouse is a co-trustee. Mr. Jacobson disclaims beneficial ownership of 4,079,821 of the shares of Class B common stock, which are held by various trusts.
(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(6)	This number includes (a) 1,448 shares of Class A common stock held by the Gershwind Family Foundation, of which Ms. Gershwind is a director; and (b) 2,713,208 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(7)	This number includes (a) 91,149 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011; (b) 14,149 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 1,448 shares of Class A common stock held by the Gershwind Family Foundation and 46,930 shares of Class A common stock held by the Jacobson Family Foundation, of each of which foundation Mr. Gershwind is a director; (d) 152,498 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a director and which are convertible into shares of our Class A common stock on a share-for-share basis at any time; and (e) 1,494,082 shares of Class B common stock owned directly by Mr. Gershwind, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(8)	This number includes (a) 1,448 shares of Class A common stock held by the Gershwind Family Foundation, of which Ms. Bennett is a director; (b) 152,498 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a director and (c) 1,319,082 shares of Class B common stock owned directly by Ms. Bennett, in each case which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(9)	This number includes 982,800 shares of Class B common stock owned directly by the Trust under Trust Agreement dated September 12, 2005, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(10)	Based on information supplied by T. Rowe Price Associates, Inc. in an amended Schedule 13G filed with the SEC on February 11, 2011. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. is deemed to have sole voting power over 723,200 of these shares and sole dispositive power over 4,012,101 of these shares.
(11)	Based on information supplied by Capital World Investors, a division of Capital Research and Management Company, in an amended Schedule 13G filed with the SEC on February 14, 2011. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital World Investors is deemed to have sole voting and dispositive power over these shares.
(12)	Based on information supplied by Royce & Associates, LLC in an amended Schedule 13G filed with the SEC on January 14, 2011. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. Royce & Associates, LLC is deemed to have sole voting and dispositive power over these shares.
(13)	Based on information supplied by SMALLCAP World Fund, Inc. in an amended Schedule 13G filed with the SEC on February 14, 2011. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071. SMALLCAP World Fund, Inc. is deemed to have sole voting power over these shares. SMALLCAP World Fund, Inc.’s amended Schedule 13G also notes that some of these shares may also be reflected in the filings made by Capital Research Global Investors and/or Capital World Investors.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	9,798,182	(2)	17.4%	9,586,306	(3)	58.5%	45.6%
Erik Gershwind	1,836,895	(4)	3.8%	1,646,580		10.0%	7.9%
David Sandler	328,574	(5)	*	—		—	*
Roger Fradin	27,276	(6)	*	—		—	*
Charles Boehlke(7)	52,301	(8)	*	—		—	*
Thomas Cox	61,225	(9)	*	—		—	*
Denis Kelly	38,583	(10)	*	—		—	*
Philip Peller	22,067	(11)	*	—		—	*
Jeffrey Kaczka	7,843	(12)	*	—		—	*
Jonathan Byrnes	3,062	(13)	*	—		—	*
Louise Goeser	5,276	(14)	*	—		—	*
All directors, nominees for director and executive officers as a group (17 persons)	12,408,132	(15)	21.3%	11,232,886	(16)	68.5%	53.9%

*	Less than 1%
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 29, 2011 or are exercisable within 60 days of October 29, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote No. 3 to the Security Ownership of Certain Beneficial Owners table, located on page 60 of this proxy statement.
(3)	See footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 60 of this proxy statement.
(4)	See footnote No. 7 to the Security Ownership of Certain Beneficial Owners table, located on page 61 of this proxy statement.
(5)	Includes 52,990 shares of Class A common stock issuable upon the exercise by Mr. Sandler of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011. Also includes 28,135 unvested restricted shares of Class A common stock over which Mr. Sandler has voting rights but which are subject to restrictions on transfer.
(6)	Includes 2,183 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(7)	Mr. Boehlke retired as our Executive Vice President and Chief Financial Officer and as a director of the company, effective April 8, 2011. He remained a full-time employee of the company until May 30, 2011 and a part-time employee of the company from May 31, 2011 until November 30, 2011.
(8)	Includes 12,649 shares of Class A common stock issuable upon the exercise by Mr. Boehlke of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011.

Also includes 21,704 unvested restricted shares of Class A common stock over which Mr. Boehlke has voting rights but which are subject to restrictions on transfer.
(9)	Includes 37,113 shares of Class A common stock issuable upon the exercise by Mr. Cox of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011. Also includes 19,316 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(10)	Includes 25,000 shares of Class A common stock issuable upon the exercise by Mr. Kelly of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011. Also includes 2,183 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer.
(11)	Includes 10,526 shares of Class A common stock issuable upon the exercise by Mr. Peller of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011. Also includes 2,183 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer.
(12)	Includes 7,494 unvested restricted shares of Class A common stock over which Mr. Kaczka has voting rights but which are subject to restrictions on transfer.
(13)	Includes 1,945 unvested restricted shares of Class A common stock over which Dr. Byrnes has voting rights but which are subject to restrictions on transfer.
(14)	Includes 2,183 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.
(15)	Includes (a) 377,996 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 29, 2011 or exercisable within 60 days of October 29, 2011 and (b) 152,654 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to restrictions on transfer. Also includes 11,232,886 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Operating Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes Nos. 3 and 7 to the Security Ownership of Certain Beneficial Owners table, located on pages 60 and 61 of this proxy statement. All of the shares of Class A common stock with respect to which our directors, director nominees and named executive officers share voting or investment power are described above.
(16)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 60 of this proxy statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2013 must be received by us no later than August 4, 2012. Any such shareholder proposals may be included in our proxy statement for the 2013 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2013 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 18, 2012. Shareholder proposals should be directed to our Corporate Secretary, at the address of the company set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

For shareholders who receive paper copies of this proxy statement, copies of our 2011 annual report to shareholders are being mailed simultaneously with this proxy statement. All other shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing of the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2011 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2011 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any shareholder at a shared address to which a single copy of the document or documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

By Order of the Board of Directors,

Steve Armstrong
Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 2, 2011

MSC Industrial Supply Co.

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39352-P17510-Z56652 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MSC INDUSTRIAL DIRECT CO., INC.

The Board of Directors recommends a vote FOR the listed director nominees to serve for one-year terms:

Proposal No. 1: Election of Directors

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____________________________

Nominees:

01) Mitchell Jacobson
02) David Sandler
03) Jonathan Byrnes
04) Roger Fradin
05) Erik Gershwind
06) Louise Goeser
07) Denis Kelly
08) Philip Peller

The Board of Directors recommends you vote FOR the following proposals:

| | For | Against | Abstain |
|---|---|---|---|
| **Proposal No. 2: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2012**<br>To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. | ☐ | ☐ | ☐ |
| **Proposal No. 3: Advisory Vote on Executive Compensation**<br>An advisory vote on executive compensation. | ☐ | ☐ | ☐ |

The Board of Directors recommends a vote for 1 YEAR on the following proposal:

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| **Proposal No. 4: Advisory Vote on the Preferred Frequency of Conducting Future Advisory Votes on Executive Compensation**<br>An advisory vote on the preferred frequency of conducting future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournments or postponements thereof.

**Authorized Signatures – Date and Sign Below – This section must be completed for your vote to be counted.**

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report With Form 10-K Wrap are available at www.proxyvote.com.

M39353-P17510-Z56652

Proxy - MSC INDUSTRIAL DIRECT CO., INC.

Thursday, January 12, 2012, 9:00 a.m.
Melville Marriott Long Island
1350 Old Walt Whitman Road
Melville, NY 11747

ANNUAL MEETING OF SHAREHOLDERS – JANUARY 12, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Shelley Boxer and Steve Armstrong as the undersigned's proxy, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2012 annual meeting of shareholders of the Company to be held on Thursday, January 12, 2012 at 9:00 a.m., local time, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the Proxies named above and each of them are specifically directed to vote as indicated on the reverse side.

The undersigned, if a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A common stock of the Company allocated to his or her account, as specified on the reverse side, at the 2012 annual meeting of shareholders, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

**All shares of our common stock registered in your name and/or held for your benefit in the plan described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted "FOR" each of the director nominees listed in Proposal No. 1, "FOR" Proposals Nos. 2 and 3, and "1 YEAR" for Proposal No. 4. Regarding the MSC Industrial Direct Co., Inc. 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournments or postponements of the meeting.**

Only shareholders of record at the close of business on November 23, 2011 are entitled to notice of and to vote at the 2012 annual meeting and at any adjournments or postponements thereof.

All shareholders are cordially invited to attend the 2012 annual meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder (other than a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan) attending the meeting may vote in person even if he or she has already returned a proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE